                                                                    EXHIBIT 23.3




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Bank United Corp.:

We consent to the use of our report dated October 26, 1999, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report contains an explanatory paragraph which states that "we also audited the combination of the accompanying consolidated financial statements for the years ended September 1998 and 1997, after restatement for the 1999 pooling of interests". Insofar as our report relates to the amounts included for Bank United Corp. and subsidiaries as of and for the years ended September 30, 1998 and 1997, prior to the restatement for the pooling of interests, it is based solely on the report of Deloitte & Touche LLP. Insofar as our report relates to the amounts included for Texas Central Bancshares, Inc. as of and for the years ended December 31, 1998 and 1997, it is based solely on the report of Payne Falkner Smith & Jones P.C.



/s/ KPMG LLP
-------------------
KPMG LLP
Houston, Texas
October 2, 2000